Fowler To Retire From CFO Position at TXI

(Dallas, TX - May 1, 2008) -Texas Industries, Inc. (NYSE: TXI) announced today the retirement of Richard M. Fowler, Vice President, Finance and Chief Financial Officer, after 35 years with TXI. His retirement becomes effective August 1, 2008.

“Dick will be missed,” said Mel Brekhus, CEO of TXI. “His knowledge, advice, integrity, and service have been greatly appreciated by all of us who have worked with him during these many years.”

Fowler began his career at TXI in 1972. In 1984, he went to work with Chaparral Steel, an affiliate of TXI, for three years before returning to TXI. Prior to joining TXI, Fowler worked as an accountant for Ernst & Ernst. He holds a BS in Accounting from Louisiana Tech. Richard is also a veteran having served in the United States Military from 1966 - 1971.

Texas Industries, Inc., a Dallas-based company, is a leading supplier of building materials, including cement, concrete and aggregate. With operations in six states, it is the largest producer of cement in Texas and a major producer in California. Texas Industries is a major supplier of stone, sand, gravel and expanded shale and clay products, and one of the largest producers of bagged cement and concrete products in the Southwest.

TXI shares are traded on the New York Stock Exchange under the symbol "TXI".

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Allen To Become New CFO for TXI

(Dallas, TX - May 1, 2008) -Texas Industries, Inc. (NYSE: TXI) announced today that Ken Allen has been appointed to Vice President, Finance and Chief Financial Officer, effective August 1, 2008. Allen replaces Richard M. Fowler, who will retire on August 1, 2008, after 35 years with TXI.

“Ken is a natural choice for this position,” said Mel Brekhus, CEO of TXI. “His numerous contributions including his work overseeing the Company’s investor relations has helped shape and define our Company as a leader in our industry.”

Allen holds a bachelors degree in economics from the University of Arkansas and a masters of management degree from Northwestern University’s Kellogg Graduate School of Management. He joined TXI in 1985 and has served in a number of financial positions with increasing responsibilities. After serving as Treasurer for eight years, he was appointed to a Vice President position in 1999.

Texas Industries, Inc., a Dallas-based company, is a leading supplier of building materials, including cement, concrete and aggregate. With operations in six states, it is the largest producer of cement in Texas and a major producer in California. Texas Industries is a major supplier of stone, sand, gravel and expanded shale and clay products, and one of the largest producers of bagged cement and concrete products in the Southwest.

TXI shares are traded on the New York Stock Exchange under the symbol "TXI".

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